Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

Gas Natural Inc.

Acquisition Subsidiary

and

John D. Oil and Gas Marketing Company, LLC

and

Richard M. Osborne, Trustee

Dated as of August 15, 2012

TABLE OF CONTENTS

1. DEFINITIONS		1

1.1.	Defined Terms	1
1.2.	Construction of Certain Terms and Phrases	8

2. SALE AND PURCHASE OF ASSETS		8

2.1.	Purchased Assets	8
2.2.	Assumed and Excluded Liabilities	9
2.3.	The Closing	10
2.4.	Purchase Price	10
2.5.	Payment of the Purchase Price	12

3. PRE-CLOSING COVENANTS AND UNDERTAKINGS		13

3.1.	Satisfaction of Closing Conditions	13
3.2.	Conduct of the Business of the Company Prior to Closing	13
3.3.	Consents and Approvals	14
3.4.	Access, Information and Confidentiality	16
3.5.	Delivery of Financial Statements and Regulatory Filings	17
3.6.	Public Announcements	17
3.7.	Damage to the Purchased Assets	17

4. ADDITIONAL AGREEMENTS		18

4.1.	Intentionally Deleted	18
4.2.	Employee and Benefit Matters	18
4.3.	Guaranties or Bonds	18
4.4.	Agreement Not to Solicit Employees	19
4.5.	Insurance Claims	19
4.6.	Accounts Receivable	19

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND RMO REGARDING THE COMPANY		20

5.1.	Organization and Good Standing of the Company; Foreign Qualifications	20
5.2.	Capitalization of the Company	20
5.3.	Financial Statements; Undisclosed Liabilities	21
5.4.	Taxes	21
5.5.	Tangible Personal Property	21
5.6.	Enforceability; Authority; No Conflict; No Consents	22
5.7.	Absence of Changes	22
5.8.	Material Claims	24
5.9.	Permits; Compliance With Laws	24
5.10.	Real Property	24
5.11.	Intellectual Property; Software	24
5.12.	Company Contracts	25

i

5.13.	Labor Matters	26
5.14.	ERISA and Related Matters	26
5.15.	Guaranties or Bonds	27
5.16.	Employees	27
5.17.	Environmental Matters	28
5.18.	Insurance Coverage	28
5.19.	Governmental Filings: No Violations	29
5.20.	Investment	29
5.21.	Gratuitous Payments	29
5.22.	Disclosures	30
5.23.	Litigation	30
5.24.	Intentionally Deleted	31
5.25.	Regulatory Matters	31
5.26.	Affiliate Transactions	31
5.27.	Sufficiency of Assets	31

6. INTENTIONALLY DELETED		31

7. REPRESENTATIONS AND WARRANTIES OF PARENT		31

7.1.	Organization and Standing	31
7.2.	Corporate Power and Authority; Enforceability	31
7.3.	No Violation or Conflict by Parent	32
7.4.	Parent Governmental Approvals	32
7.5.	Litigation Against Parent	32
7.6.	Knowledge of Inaccuracies	32
7.7.	Investigations	33
7.8.	“As Is” Condition	33

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT		33

8.1.	Representations True at the Closing	33
8.2.	Covenants of RMO	33
8.3.	No Injunction, Etc.	34
8.4.	Consents, Approvals and Waivers	34
8.5.	Consents for Acquired Contracts	34
8.6.	Absence of Material Adverse Effect	34
8.7.	Termination of Certain Contracts	34
8.8.	Due Diligence	35

9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY		35

9.1.	Representations True at Closing	35
9.2.	Covenants of Parent	35
9.3.	No Injunction, Etc.	35
9.4.	Consents, Approvals and Waivers	36

10. TRANSACTIONS AT CLOSING		36

10.1.	Transactions at Closing	36

11. SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION		37

11.1.	Survival of Representations, Warranties and Agreements	37
11.2.	Agreements to Indemnify Parent Indemnitees	38
11.3.	Agreements to Indemnify the Company Indemnitees	38
11.4.	Recoveries	38
11.5.	Survival	39
11.6.	Notice and Defense of Actions	39
11.7.	Exclusive Remedy	41
11.8.	Treatment	41

12. TERMINATION		42

12.1.	Method of Termination	42
12.2.	Termination Fee	42
12.3.	Procedure and Effect of Termination	43

13. GENERAL PROVISIONS		43

13.1.	Notices	43
13.2.	Brokers	45
13.3.	Expenses	45
13.4.	Further Assurances	45
13.5.	Attribution of Knowledge	45
13.6.	Waiver	46
13.7.	Assignment; Binding Effect; No Third-Party Beneficiaries	46
13.8.	Headings	46
13.9.	Entire Agreement	46
13.10.	Modifications	46
13.11.	Governing Law	47
13.12.	Severability	47
13.13.	Counterparts	47
13.14.	Exhibits and Schedules Incorporated	47
13.15.	Joint Preparation	47
13.16.	Performance by Affiliates	48
13.17.	Consent to Jurisdiction; Waivers of Trial by Jury	48

LIST OF EXHIBITS

Exhibit A	Form of RMO and Company’s Closing Certificate

Exhibit B	Form of Parent’s Closing Certificate

Exhibit C	Form of Bill of Sale

LIST OF SCHEDULES

Schedule 2.1	Purchased Assets

Schedule 2.1(j)	Excluded Assets

Schedule 2.4	Allocation of Purchase Price

Schedule 3.2	Conduct of the Business of the Company Prior to Closing

Schedule 4.2.1	Company’s Employees

Schedule 5.2.1	Capitalization of the Company

Schedule 5.3.1	Financial Statements

Schedule 5.3.2	Undisclosed Liabilities

Schedule 5.4	Taxes

Schedule 5.5.1	Tangible Personal Property

Schedule 5.5.3	Company’s Procedure to Collect Accounts Receivable

Schedule 5.7	Absence of Changes

Schedule 5.8	Material Claims

Schedule 5.9	Permits; Compliance with Laws

Schedule 5.11.1	Intellectual Property

Schedule 5.11.2(a)	Company’s Software

Schedule 5.11.2(b)	Non-Company Affiliates’ Software

Schedule 5.12	Company Contracts

Schedule 5.13	Labor Matters

Schedule 5.14	ERISA and Related Matters

Schedule 5.15	Guaranties or Bonds

Schedule 5.16	Employees

Schedule 5.17	Environmental Compliance

Schedule 5.18	Insurance Coverage

Schedule 5.19	Government Filings

Schedule 5.26	Affiliate Transactions

Schedule 5.27	Sufficiency of Assets

Schedule 7.3	No Violation or Conflict by Parent

Schedule 7.4	Parent Governmental Approvals

Schedule 8.7	Terminated Contracts

Schedule 13.5(a)	Attribution of Knowledge for the Company

Schedule 13.5(b)	Attribution of Knowledge for Parent

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 15th day of August, 2012 (the “Effective Date”), by and among Gas Natural Inc., an Ohio corporation (“Parent”), a to-be-formed wholly-owned Ohio subsidiary corporation of Parent (the “Acquisition Sub,” together with Parent, the “Buyer”), John D. Oil and Gas Marketing Company, LLC, an Ohio limited liability company (the “Company”), and Richard M. Osborne, as trustee for the Richard M. Osborne Trust under the amended and restated trust agreement dated February 24, 2012 (“RMO”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the marketing of natural gas (the “Business”);

WHEREAS, the Company has agreed to sell, transfer assign and deliver substantially all of the property, equipment and other assets used or useful in the Business to the Acquisition Sub, and Parent has agreed to purchase such assets upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreement set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.	DEFINITIONS

1.1. Defined Terms.

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Accounts Receivable” means any and all accounts receivable of the Company, as the term “accounts receivable” is understood under GAAP.

“Action” has the meaning set forth in Section 11.6.1.

“Affiliate” means (a) with respect to RMO and the Company; and (b) with respect to any other Person, any Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For purposes of this definition and this Agreement, the Company shall be deemed to be an Affiliate of RMO prior to the Closing and an Affiliate of Parent from and after the Closing.

“Acquired Contracts” has the meaning set forth in Section 2.1(c).

“Acquisition Sub” has the meaning set forth in the Preamble.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in Section 5.6.1.

“Assets” means all of the assets, rights, interests, contract rights, accounts, claims, credits, franchises and properties of the Company, whether real, personal, tangible or intangible.

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus or incentive compensation plan; provided, however, the term “Benefit Plan” shall not include (i) routine employment policies and procedures or payroll plans developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (ii) workers’ compensation insurance, and (iii) directors’ and officers’ liability insurance.

“Business” has the meaning set forth in the Preamble.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday in the State of Ohio.

“Buyer” has the meaning set forth in the Preamble.

“CERCLA” has the meaning given to it in the definition of “Environmental Law.”

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Treasury Regulations”).

“Company” has the meaning set forth in the Preamble.

“Company Contracts” has the meaning set forth in Section 5.12.

“Company’s Employees” has the meaning set forth in Section 4.2.1.

“Company Indemnitees” has the meaning set forth in Section 11.3.

“Company Insurance Policies” means policies of insurance with insurance carriers and contractual arrangements with insurance adjusters maintained by the Company or by any Non-Company Affiliate that covers the Company or RMO prior to the Closing.

“Company Methodology” means the accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by the Company in preparation of the Financial Statements.

“Company Plans” means each Benefit Plan that is sponsored or maintained as of the date of this Agreement by the Company for the benefit of any of its current or former members, officers or employees.

“Confidential Information” means (a) all information concerning a party hereto and/or its Affiliates furnished to another party hereto or any director, member, officer, employee, agent, advisor, or other representative (a “Representative”) of such receiving party or any of its Affiliates in writing, orally or electronically by such disclosing party or any Representative of such disclosing party or any of its Affiliates in connection with this Agreement or the transactions contemplated herein, whether before or after the date hereof, including, but not limited to, any such information (i) concerning the business, financial condition, operations, products, services, assets, customers, forecasts and/or liabilities of such disclosing party and/or its Affiliates, (ii) which relates to technologies, intellectual property or capital, models, concepts, or ideas of such disclosing party and/or its Affiliates, (iii) of third parties that such disclosing party and/or its Affiliates is required under applicable Law or contracts to keep confidential, or (iv) that has been clearly identified as confidential; and (b) terms and conditions of this Agreement and any other agreement entered into pursuant hereto, the fact that the parties hereto have entered into this Agreement, and that this Agreement exists; provided, however, the term “Confidential Information” shall not include information that: (i) is already known or in the possession of such receiving party at the time of disclosure, as evidenced by such receiving party’s written documentation, unless received or obtained as confidential information; (ii) becomes subsequently available to such receiving party on a non-confidential basis from a source not known or reasonably suspected by such receiving party to be bound by a confidentiality agreement or secrecy obligation owed to such disclosing party; (iii) is or becomes generally available to the public other than as a result of a breach of Section 3.4.2 by such receiving party or any Representative of such receiving party or any of its Affiliates; or (iv) is independently developed by such receiving party without use, directly or indirectly, of Confidential Information of such disclosing party, as evidenced by such receiving party’s written documentation; provided further, however, if only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed Confidential Information.

“Continuing Company” has the meaning set forth in Section 2.4.2.

“Contract” means any legally binding obligation or agreement (other than a Benefit Plan) to which the Company is a party, whether or not reduced to writing, and specifically including but not limited to any note, bond, mortgage, lease of real or personal property, license agreement, construction contract, subcontract, engineering contract, guarantee, suretyship agreement, pledge agreement, indemnity, joint venture or partnership agreement, confidentiality agreement, non-competition agreement, insurance contract, employment agreement or other contract or agreement.

“Control” means (a) possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract or credit arrangement or otherwise, or (b) the ownership of more than fifty percent (50%) of the equity interest in a Person.

“Default” shall mean (a) a material breach or default, or (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach or default.

“DOJ” means the United States Department of Justice.

“Dollar” or “$” means the lawful currency of the United States.

“Earn Out Amount” has the meaning set forth in Section 2.4.2.

“Earn Out Payment” has the meaning set forth in Section 2.4.1.

“Earn Out Period” has the meaning set forth in Section 2.4.1.

“Earn Out Report” has the meaning set forth in Section 2.4.4.

“EBITDA” means, with respect to any period, the net income of the Company before interest, taxes, depreciation, and amortization in such period, as determined in accordance with GAAP and consistent with the Company Methodology.

“EBITDA Target” has the meaning set forth in Section 2.4.2.1.

“Effective Date” has the meaning set forth in the Preamble.

“Environmental Law” means any federal, state, provincial or local law, statute, ordinance, rule, regulation, or order relating to the protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. § 300 et seq.), as amended or supplemented, that is in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 2.1(j).

“Excluded Liabilities” has the meaning set forth in Section 2.2.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Statements” means the (i) audited balance sheet and statements of operations, members’ equity and comprehensive income, and cash flows of the Company for the year ended December 31, 2011, and (ii) unaudited balance sheet of the Company as of March 31, 2012 and related unaudited statements of income and cash flows of the Company for the three month period then ended.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time.

“Governmental Authority” means any nation, province, state, county, municipality and any other political subdivision of any of the foregoing, and any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including FERC, FTC, DOJ, SEC and IRS.

“Guaranty or Bond” means any guaranty, letter of credit, surety bond and any other similar material agreement or arrangement pursuant to which RMO or one or more Non-Company Affiliates has obligations with respect to any obligations of the Company, and any security or collateral furnished in connection with any such guaranty, letter of credit, surety bond or other similar agreement or arrangement.

“Hazardous Substance” means and includes each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum hydrocarbons.

“Income Tax” means any Taxes imposed on, or measured by, net income.

“Income Tax Returns” means any Tax Returns relating to Income Taxes.

“Indemnified Party” means any Person seeking indemnification from another Person pursuant to Section 11.

“Indemnifying Party” means any Person against whom a claim for indemnification is asserted pursuant to Section 11.

“Initial Payment” has the meaning set forth in Section 2.4.1.

“Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, if applicable: (a) copyrights and registrations for copyrights, (b) trademarks, service marks, trade names, slogans, domain names, logos, symbols, and trade dress, and registrations and applications for registrations thereof, and (c) Patents, (d) Software and (e) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, code, ordinance, regulation, order, reporting or licensing requirement, or rule, including those promulgated, interpreted or enforced by any Governmental Authorities.

“Lien” means any mortgage, pledge, lien, security interest, hypothecation, conditional sale agreement, restriction, option, defect in title, easement, encumbrance, charge, or other similar title exception; provided, however, that the term “Lien” shall not include (a) liens for current Taxes not yet due and payable, including liens for nondelinquent ad valorem taxes and nondelinquent statutory liens arising other than by reason of any default on the part of the Company, RMO or any of their Affiliates, (b) liens in favor of carriers, warehousemen, mechanics, landlords and materialmen imposed by mandatory provisions of Law and incurred in the Ordinary Course of Business for sums not yet due and payable, and (c) as to any leased Asset, the rights of the lessor or landlord with respect to such leased Asset.

“Losses” has the meaning set forth in Section 11.2.1.

“Material Adverse Effect” means any change (or changes taken together) in, or effect on, the business, financial condition, prospects, or operations of the Company that is (are) materially adverse to the business, financial condition, prospects, or operations of the Company, taken as a whole, but excluding any change (or changes taken together) or effect which is cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Section 12.1. Without limiting the foregoing and except for purposes of Sections 5.7(k)and 8.5, any uninsured loss or damage suffered by the Company individually of Twenty Five Thousand Dollars ($25,000) (or in the aggregate in excess of One Hundred Thousand Dollars ($100,000)) shall be deemed to have a Material Adverse Effect.

“Members Plan” means each Benefit Plan (other than the Company Plans) that is sponsored, maintained or contributed to as of the Closing Date by the Company or a Non-Company Affiliate and that covers the current or former members, officers or employees of the Company.

“New Guaranty or Bond” has the meaning set forth in Section 4.3.1.

“Non-Company Affiliate” means any Affiliate controlled by RMO other than the Company.

“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business which is consistent with past practices of the Company.

“Organizational Documents” means articles of incorporation, articles of organization, certificate of incorporation, charter, bylaws, code of regulations, certificate of formation, limited liability company operating agreement, joint venture agreement or partnership agreement, as applicable.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in Section 2.4.1.

“Parent Indemnitees” has the meaning set forth in Section 11.2.1.

“Patent” means (a) any patent granted by the U.S. Patent and Trademark Office or comparable agency of any other country, as well as any reissued and reexamined patent and extensions corresponding to such patent, and (b) any patent application filed with the U.S. Patent and Trademark Office or comparable agency in any other country, as well as any related continuation or continuation in part, any divisional application and patent issuing therefrom, and any respective foreign counterpart patent application or foreign patent issuing therefrom.

“Permits” means all licenses and permits (a) issued by any Governmental Authority or (b) from any third party required for the conduct of the business of the Company.

“Person” means an individual, partnership, limited partnership, joint venture, limited liability company or partnership, corporation, bank, trust, company, business entity, governmental entity or organization, or unincorporated organization.

“Property and Casualty Claims” has the meaning set forth in Section 4.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 2.4.1.

“Regulatory Approval” means the approval by any regulatory agencies of the transactions contemplated by this Agreement.

“Regulatory Filings” has the meaning set forth in Section 3.3.3(a).

“Representative” has the meaning given to it in the definition of “Confidential Information.”

“Restricted Period” means the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date.

“Retained Employee Liabilities” has the meaning set forth in Section 4.2.1.

“RMO” has the meaning set forth in the Preamble.

“Scheduled Claim” means any of the matters set forth in Schedule 5.7.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.20.

“Software” means computer software programs including operating systems, application programs and software tools.

“Special Accountant” has the meaning set forth in Section 2.4.4.

“Tangible Personal Property” means all machines, equipment, tools, computers, terminals, telephones, telephone systems, furniture, automobiles, fixtures, leasehold improvements, parts and other tangible personal property and fixtures owned or leased by the Company, including the property listed on Schedule 5.5.1.

“Tax” or “Taxes” means all United States, federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, license, excise, value added, ad valorem, estimated, stamp, alternative or ad-on minimum, recapture, environmental, withholding, commercial activity and any other taxes, charges, duties, impositions or assessments, together with all interest and penalties and additions imposed on or with respect to such amounts, or levied, assessed or imposed against the Company, including any liability for taxes of any predecessor entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed by the Company, including any predecessor entities, with any taxing authority under federal, state, local or any foreign laws in connection with the determination, assessment, collection or imposition of any Taxes.

“Termination Fee” has the meaning set forth in Section 12.2.1.

“Third Party” means any Person other than RMO, the Company, Parent, any Indemnified Party or any Affiliate of RMO, Parent or any Indemnified Party.

“Transferred Employee” has the meaning set forth in Section 4.2.

1.2. Construction of Certain Terms and Phrases

Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “include,” “includes,” and “including” shall be deemed to be followed by the words “but not limited to;” (e) the term “Section” refers to the specified Section of this Agreement; (f) the term “Schedule” or “Exhibit” refers to a Schedule or Exhibit attached to this Agreement; (g) references to time are to Cleveland, Ohio time; and (h) the term “material” and derivative or similar words refer to materiality with respect to the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise stated herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

2.	SALE AND PURCHASE OF ASSETS

2.1. Purchased Assets

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Company all right, title and interest in and to, all properties, assets and rights used or useful in connection with the Business other than the Excluded Assets described in Schedule 2.1 (collectively the “Purchased Assets”), including but not limited to the following:

(a) the Tangible Personal Property described in Schedule 2.1;

(b) to the extent assignable or transferable, all Permits necessary to conduct the Business described in Schedule 2.1;

(c) all right, title and interest of the Company in, to and under all contracts and other legally binding agreements, whether written or oral, to which the Company is a party described in Schedule 2.1 (the “Acquired Contracts”);

(d) all prepaid expenses and deposits of the Company;

(e) copies of all books of account, general, financial, accounting and personnel records, files, manuals, invoices, customers and suppliers lists and other data owned or used by the Company and related to the Purchased Assets or the Business;

(f) all Accounts Receivable for sales occurring on or after the Closing Date;

(g) all right title and interest of the Company in, to and under all Intellectual Property described in Schedule 2.1;

(h) all post office boxes, telephone numbers, Internet sites and e-mail addresses, and other communication codes, numbers or devices;

(i) all goodwill of the Company; and

(j) any other assets not specifically listed above that are used by the Company in the operation of the Business on the Closing Date, but excluding those assets specifically described in Schedule 2.1(j) (such excluded assets, the “Excluded Assets”).

Notwithstanding anything contained herein to the contrary, to the extent that any Purchased Asset is not assignable or transferable without the consent or waiver of the issuer thereof or the other party thereto or any third party (including a Governmental Authority), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer thereof. The Company and RMO shall continue to use their best efforts to obtain such consents and waivers. Until such consents and waivers are obtained, the Company and RMO shall provide the Buyer with the economic benefits of the nonassignable Purchased Assets.

2.2. Assumed and Excluded Liabilities

In part consideration for the sale of the Purchased Assets, the Buyer, as of Closing and thereafter, shall assume and be liable for the following (collectively, the “Assumed Liabilities”):

(a) The obligation to service the Accounts Receivable, excluding any debts, obligations or liabilities of the Company for the Accounts Receivable that arise or accrue prior to the Closing (which shall constitute Excluded Liabilities for purposes of this Agreement); and

(b) The amounts due under the Acquired Contracts, excluding any debts, obligations or liabilities of the Company thereunder that arise or accrue prior to the Closing (which shall constitute Excluded Liabilities for purposes of this Agreement).

Except for the Assumed Liabilities as provided in Section 2.1, anything else to the contrary notwithstanding, the Buyer does not assume and shall in no event be liable for any liabilities, debts, leases or obligations of the Company whatsoever, whether to any employee, any Governmental Authority or to any other Person, whether in respect to the Business, the Purchased Assets or otherwise, and the Buyer does not assume and shall not be deemed to have assumed, any Account Receivables, contract, tort, product liability or other claims, debts or liabilities relating to acts or events occurring prior to the Closing Date. All such other liabilities, debts, leases, obligations of or claims against the Company are hereinafter collectively referred to as the “Excluded Liabilities.”

2.3. The Closing

The closing of the Agreement (the “Closing”) shall take place on the first Business Day of the first full month following the satisfaction or waiver (subject to applicable Law) of the conditions (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) set forth in Section 8.1, unless this Agreement has previously terminated pursuant to its terms or unless another date is agreed to in writing by RMO and Parent (the actual date of Closing being referred to herein as the “Closing Date”). The Closing shall be held at 10 a.m. at the offices of Kohrman Jackson & Krantz PLL, 1375 E. Ninth Street, 20th Floor, Cleveland, Ohio 44114, unless another place is agreed to in writing by RMO and Parent.

2.4. Purchase Price

2.4.1. In consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets by the Company to the Buyer, and in reliance upon the Company’s representations and warranties made herein, the Buyer shall pay to the Company the purchase price of Two Million Eight Hundred Seventy-five Dollars ($2,875,000) paid by the issuance of 256,926 validly issued, fully paid and non-assessable shares of common stock, par value $0.15 per share, of Parent (“Parent Common Stock”) at a per share price of $11.19 (the “Initial Payment”). In addition to the Initial Payment, the Company shall be eligible to receive “earn out” payments of Parent Common Stock, in accordance with Section 2.4.2 (the “Earn Out Payment” and together with the Initial Payment, the “Purchase Price”).

2.4.2. Parent shall pay to the Company an amount based on the annual EBITDA of the Business pursuant to the terms contained in this Section 2.4.2(the “Earn Out Amount”). The Earn Out Amount will be based on the EBITDA of the Business to be acquired by Buyer (the “Continuing Company”) which will be determined on a stand-alone basis, without allocation of overhead or other costs of Parent and its affiliated companies, as of December 31 of each year for five years following completion of the transactions contemplated by this Agreement (the “Earn Out Period”) and shall be calculated as follows:

2.4.2.1. The target EBITDA is $810,432 which is the Company’s EBITDA for the year ended December 31, 2011 (the “EBITDA Target”). If the Continuing Company’s annual EBITDA equals the EBITDA Target, then Parent shall pay to the Company an Earn Out Amount equal to $575,000 for that year, or $2,875,000 in total over the Earn Out Period if the EBITDA Target is met every year during the Earn Out Period. If the Continuing Company’s EBITDA

exceeds the EBITDA Target for that year, then Parent shall pay to the Company an Earn Out Amount equal to the Continuing Company’s actual EBITDA divided by the EBITDA Target and then multiplied by $575,000. There is no limitation on the annual or total payment of the Earn Out Amount. If the Continuing Company’s EBITDA is less than the EBITDA Target, then no Earn Out Amount will be payable for that particular Earn Out Period. By way of the example only, the following table illustrates sample Earn Out Amount calculations:

Earn Out Period December 31	Continuing Company EBITDA Target	Actual Continuing Company EBITDA	Earn-Out Amount
Year 1	$810,432	$810,431	—
Year 2	$810,432	$810,432	$575,000
Year 3	$810,432	$972,518	$690,000
Year 4	$810,432	$1,620,864	$1,150,000
Year 5	$810,432	$4,052,160	$2,875,000

Total			$5,290,000

The Earn-Out Amount, if any, shall be paid in validly issued, fully paid and non-assessable shares of Parent Common Stock which shall bear a restrictive legend in accordance with the Securities Act. The share price to be used to determine the number of shares to be issued for any Earn Out Amount shall be the average closing price of the Parent Common Stock for the twenty (20) trading days preceding issuance of the Parent Common Stock for such Earn Out Amount.

2.4.3. Not later than thirty (30) days following the filing by Parent with the SEC of its periodic report on Form 10-K beginning after its fiscal year end following completion of the transactions contemplated by this Agreement and through the remainder of the Earn Out Period, the Buyer shall cause to be prepared and delivered to the Company a report (the “Earn Out Report”) setting forth (i) whether there is any Earn Out Amount, (ii) its computation of the Earn Out Amount (if any) and (iii) all supporting calculations and documentation with respect thereto. Unless the Company notifies the Buyer within thirty (30) days after receipt of the Earn Out Report that it objects to the computation relating to the determination of any of the foregoing items in the Earn Out Report, the Earn Out Report shall be binding and conclusive for the purposes of this Agreement. The Company and its representatives shall have reasonable access to the books and records and any accountant’s work papers relating to any of the foregoing during regular business hours, to verify the computations set forth above and in the Earn Out Report.

2.4.4. If the Company notifies the Buyer in writing within thirty (30) days after the receipt of the Earn Out Report that it objects to the computation or applicability of any of the items included in the Earn Out Report, the Earn Out Report shall be discussed in good faith by the parties, with a view towards reaching agreement on the Earn Out Amount. If the parties are unable to reach agreement within thirty (30) days after such objection notification, the determination of the Earn Out Amount and the resolution of any disputed items in respect thereof shall be submitted to a mutually agreeable third party independent auditor (the “Special Accountant”) for determination, whose determination of the Earn Out Amount shall be binding and conclusive on the parties (provided that if the parties are unable to agree upon the Special

Accountant, the parties to the dispute shall each select one third party independent auditor, and the independent auditors so selected shall choose the Special Accountant). The fees, costs and expenses of the Special Accountant’s review and report shall be shared equally among the Buyer, on the one hand, and the Company, on the other hand, unless an error is found in the books or records of the Company or in the calculation of the Earn Out Amount, in which case, Parent shall be responsible for the fees, costs and expenses of the Special Accountant.

2.4.5. Following the final determination of the Earn Out Amount, if any, Parent, if necessary, shall issue to the Company in the aggregate such number of shares of Parent Common Stock as determined in accordance with Section 2.4.2.1. The shares of Parent Common Stock shall be issued within ten (10) Business days following the final determination of the Earn Out Amount.

2.4.6. Parent (i) shall take all reasonable actions as may be necessary under the Ohio General Corporation Law in order that Parent may validly and legally issue fully paid and nonassessable shares of Parent Common Stock to the Company at such time as required under this Agreement and (ii) shall at all times reserve and keep available out of its authorized but unissued shares, a reasonably sufficient number of shares of Parent Common Stock to permit the issuance of shares for the Earn Out Amount.

2.4.7. The Buyer shall have the right to allocate the Purchase Price among all of the Purchased Assets for tax purposes based upon the Buyer’s reasonable determination of the fair market value of the Purchased Assets subject to RMO and the Company’s reasonable agreement. The Purchase Price shall be allocated as set forth in Schedule 2.4, to the satisfaction of the Buyer, RMO and the Company. The Buyer shall have the right to revise Schedule 2.4 at or prior to the Closing based on the results of its due diligence review of the Purchased Assets. The Company and the Buyer hereby agree that each shall file Internal Revenue Service Form 8594 with its federal income tax return for its first (1st) fiscal year ending on or after the Closing. The parties further agree that the Purchase Price allocations reported to the Internal Revenue Service on Form 8594 shall be consistent with the allocations set forth in this Agreement, and that any failure to report the Purchase Price allocations to the Internal Revenue Service in the manner prescribed and consistent with the allocations agreed upon herein shall constitute a breach of this Agreement and will subject the party who is not in compliance to any damages which may arise by reason of such failure to file, including but not limited to additional taxes, interest and penalties assessed against the parties in compliance as a result of an Internal Revenue Service audit of its federal income tax return for the year of this transaction and subsequent years.

2.5. Payment of the Purchase Price

Subject to the conditions set forth in this Agreement and any adjustments to the Purchase Price required herein, the Buyer shall issue the applicable shares of Parent Common Stock as full consideration for the payment of the Purchase Price.

3.	PRE-CLOSING COVENANTS AND UNDERTAKINGS

3.1. Satisfaction of Closing Conditions

The parties shall use their commercially reasonable efforts to bring about, as soon as practical after the date hereof, the satisfaction of all the conditions set forth in Sections 8 and 9.

3.2. Conduct of the Business of the Company Prior to Closing

Except as in the Ordinary Course of Business or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or denied), or as otherwise provided in Schedule 3.2 or in any other Schedule attached to this Agreement, and except as may be required to effect the transactions contemplated by this Agreement, or as is otherwise authorized by this Agreement, RMO covenants that he shall, and shall cause the Company to, during the period commencing on the date of this Agreement and terminating at the Closing:

(a) preserve intact the legal existence of the Company and carry on the Company’s business in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve the goodwill of the Company;

(b) maintain the Purchased Assets in the Ordinary Course of Business;

(c) keep in force at no less than their present limits all existing surety bonds and policies of insurance insuring the Purchased Assets and the Business, except to the extent that any such surety bond or insurance policy is no longer applicable or otherwise required pursuant to the Business;

(d) use commercially reasonable efforts to maintain in full force and effect all Permits held by the Company, except those Permits the failure of which to hold, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(e) neither enter into, modify, amend or terminate any Acquired Contract, nor waive, release, compromise or assign any material rights or claims thereunder, nor suffer, permit or incur any of the transactions or events described in this Section 3.2 to the extent such events or transactions are within the reasonable control of RMO or the Company;

(f) not change the relationship with or terminate any customer of the Company;

(g) not change any collection, payment or credit practices;

(h) not change any of the prices charged with respect to a customer of the Company or the Acquired Contracts;

(i) not make or permit any change in the Company’s Organizational Documents;

(j) not make any changes in the accounting methods or practices of the Company;

(k) not (i) pay, or incur any obligation for any payment of, any contribution or other amount to, or with respect to, any Company Plan, (ii) pay any bonus to, make any loan, pay or transfer any Assets to, or grant any increase in the compensation of, any Company members, officer, or employee, (iii) make any increase in the pension, retirement or other benefits of the members, officers, or employees, except as set forth in Schedule 3.2, or (iv) hire any additional employees, even in the Ordinary Course of Business, without the prior written consent of the Parent, which consent shall not be unreasonably withheld;

(l) not have the Company pay, lend or advance any amount to or in respect of, or sell, transfer or lease any Purchased Assets to, or enter into any agreement, arrangement or transaction with, RMO or any Non-Company Affiliate, except for the payments, agreements, arrangements, leases, transactions and arrangements set forth in Schedule 3.2;

(m) not permit the Company to (i) incur or assume any indebtedness for borrowed money or issue any debt securities, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person;

(n) not permit the Company to (i) make any capital contributions to, or investments in, any Person, (ii) refinance or restructure any existing indebtedness, (iii) pledge or otherwise encumber shares of any Company capital stock, or (iv) mortgage or pledge any of the Purchased Assets, or create or suffer to exist any Lien thereupon;

(o) not permit the Company to acquire, sell, lease or dispose of any Purchased Assets other than in the Ordinary Course of Business;

(p) not permit the Company to (i) acquire any Person (or division thereof), any equity interest therein or all or substantially all of the assets thereof whether through a merger, consolidation, purchase or otherwise, or (ii) enter into a joint venture, partnership or any other equity alliance with any Person;

(q) not permit RMO or any Non-Company Affiliate to hire any essential employee of the Company without Parent’s prior written consent; and

(r) not agree to do anything, or agree to permit the Company to do anything, that would violate any of the foregoing affirmative or negative covenants of this Section 3.2.

3.3. Consents and Approvals

3.3.1. Subject to the allocation of responsibility set forth in Section 3.3.2, RMO agrees to, and agrees to cause the Company to apply for and use commercially reasonable efforts to obtain no later than at the Closing (a) the Regulatory Approval, (b) the waiver, consent and approval of all Persons whose waiver, consent or approval is required by Law for the Company’s and RMO’s execution and delivery of this Agreement and RMO’s and the Company’s consummation of the transactions contemplated herein, and (c) the waiver, consent and approval of all Persons whose waiver, consent or approval is required by any Company

Contract, consent, judgment, decree, order or Permit to which RMO or the Company is a party or subject immediately prior to the Closing, and which would prohibit or require the waiver, consent or approval of any Person to, such transactions or under which, without such waiver, consent or approval, such transactions would constitute an occurrence of Default under the provisions thereof, provided, however, that neither RMO nor the Company shall make any agreements or understandings adversely affecting the Assets or the Company, or its business, as a condition to obtaining any waivers, consents or approvals required by this Section 3.3.1, except as otherwise provided herein or with the prior written consent of Parent.

3.3.2. Each of the parties hereto (a) will take all commercially reasonable actions necessary to comply promptly with all Laws that may be imposed on such party with respect to the transactions contemplated herein (including requesting all necessary approvals for and executing all necessary agreements for the novation of any Company Contracts with any Governmental Authority, requesting all necessary material approvals of subcontractors to such contracts, providing notices and disclosures as required for foreign Persons, and furnishing all information required under any Law in connection with approvals of or filings with any Governmental Authority (including without limitation FTC, DOJ, SEC or IRS)); provided, however, the foregoing shall not require any of the parties hereto or any of their Affiliates to sell or otherwise divest of a material portion of their respective assets or properties or discontinue any of their respective significant operations; and (b) will promptly cooperate with and furnish information to each other in connection with any such legal requirements imposed upon any of them in connection with the transactions contemplated herein. Any filings or approvals required to be accomplished by RMO, the Company or any Non-Company Affiliate in accordance with this Section 3.3.22 shall be at RMO’s or such Non-Company Affiliate’s expense.

3.3.3. Regulatory Filings.

(a) The Company shall cooperate with Parent for the preparation and filing of the regulatory filings to be made to any regulatory agency requesting Regulatory Approval (the “Regulatory Filings”).

(b) Parent shall use commercially reasonable efforts to file as soon as practicable after the date hereof the Regulatory Filings, and execute all agreements and documents, in each case, to obtain as promptly as practicable the Regulatory Approvals. Parent, the Company and RMO shall act diligently, and shall coordinate in completing and submitting the Regulatory Filings. Parent and RMO shall each have the right to review and approve (which such approval shall not be unreasonably withheld, delayed or conditioned) in advance all of the information relating to the transactions contemplated by this Agreement which appears in the Regulatory Filings. Parent will bear all legal costs incurred in connection with the preparation and filing of the Regulatory Filings.

3.3.4. Nothing in this Agreement will require Parent, RMO or the Company to accept any condition to, limitation on or other term concerning the grant of Regulatory Approval if such condition, limitation or other term, alone or in the aggregate with such other conditions, limitation or other terms would (a) require the disposition by Parent, RMO or the Company of any material asset(s); (b) have a Material Adverse Effect on Parent, RMO or the Company in its acquisition, ownership, use, operation or disposition of any property; or (c) materially change or impair the commercial expectation of the Parent, RMO or the Company with respect to the marketing, sale or transportation of natural gas by the Company.

3.4. Access, Information and Confidentiality

3.4.1. Prior to the Closing, the Company shall to (a) give Parent and its authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to the Purchased Assets, and (b) allow Parent (together with its authorized Representatives) to make a reasonable number of visits to each office, facility and other property owned or leased by the Company.

3.4.2.(a) Subject to the first sentence of subsection (b) of this Section 3.4.2, a party hereto receiving Confidential Information from another party hereto shall not disclose and shall keep strictly confidential all such Confidential Information of such disclosing party; provided, however, that such receiving party may disclose Confidential Information of such disclosing party (i) to any Representative of such receiving party or any of its Affiliates who needs to know such information for purposes of consummating the transactions contemplated herein; (ii) to any partner, Affiliate, lender or investor of such receiving party or any of its Affiliates, or any Representative of such partner, Affiliate, lender or investor who needs to know such information for purposes of consummating the transactions contemplated herein; and (iii) to the extent that such receiving party or Representative is required to disclose such information in order to avoid committing a violation of any applicable law, rule or regulation, including any rules or regulations of any securities association, stock exchange or national securities quotation system.

(b) In the event that a receiving party or any Representative of such receiving party or any of its Affiliates is requested or required, pursuant to any applicable court order, administrative order, statute, regulation or other official order by any Governmental Authority, to disclose any Confidential Information of a disclosing party, such receiving party shall (i) provide such disclosing party with prompt written notice of any such request or requirement so that such disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 3.4.2, and (ii) reasonably cooperate with such disclosing party to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and a disclosing party fails to waive compliance with the relevant provisions of this Section 3.4.2, such receiving party agrees to (A) furnish only that portion of the Confidential Information for which such receiving party is advised by written opinion of its legal counsel obtained at the disclosing party’s expense, is legally required to be disclosed, (B) upon such disclosing party’s request and expense, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, and (C) give such disclosing party prior written notice of the Confidential Information to be disclosed.

(c) If this Agreement is terminated prior to the Closing or at any other time for any reason, upon the written request of a disclosing party, each receiving party will, and will cause all Representatives of such receiving party or any of its Affiliates to promptly, (i) deliver to such disclosing party all original Confidential Information (whether written or electronic) furnished to such receiving party or any Representative of such receiving party or any of its Affiliates by or on behalf of such disclosing party, and (ii) if specifically requested by such disclosing party, destroy (A) any copies of such Confidential Information (including any extracts therefrom), and (B) any portion of such Confidential Information that may be found in reports, analyses, notes, compilations, studies and other documents prepared by or for such receiving party. From and after the Closing, Parent shall be released from all obligations owed by it to RMO under this Section 3.4.2 with respect to the Confidential Information owned by the Company. This Section 3.4.2 shall survive any termination of this Agreement

3.5. Delivery of Financial Statements and Regulatory Filings

During the period commencing on the date of this Agreement and terminating at the Closing, the Company shall cause to be delivered to Parent, within thirty (30) days of being available or filed, copies of (a) all regularly prepared unaudited monthly, quarterly and annual financial statements of the Company prepared after the date of this Agreement, and (b) all material filings or submissions by the Company with any Governmental Authority made after the date of this Agreement.

3.6. Public Announcements

No party hereto or any of its Affiliates shall make any public announcement of the execution and delivery of this Agreement or the transactions contemplated by this Agreement without first obtaining the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that nothing contained in this Section 3.6 shall prohibit any party hereto or any of its Affiliates from (a) making any disclosures or having any discussions with any regulatory agencies regarding this Agreement or the transaction contemplated by this Agreement in accordance with Section 3.3.2, (b) making any public announcement in accordance with any required SEC regulation or SEC filing, (c) having discussions with its lenders, or (d) making any public announcement if such party or its Affiliate determines in good faith, on the advice of legal counsel, that such public disclosure is required by applicable Law or any listing agreement with a national securities exchange or trading market; provided further, that in any such event, such party or its Affiliate shall consult with the other party hereto prior to making such disclosure to the extent reasonably practicable.

3.7. Damage to the Purchased Assets

Damage to, or destruction or loss of any of the Purchased Assets prior to the Closing Date shall be repaired by the Company at its sole cost and expense and the Company shall retain insurance proceeds, if any; provided, however, that if any such damage or destruction could reasonably be expected to have a Material Adverse Effect and/or the Purchased Assets cannot reasonably be restored or repaired before the Closing Date, the Company shall give the Buyer notice thereof and the Buyer may, at its option, terminate this Agreement without further obligation.

4.	ADDITIONAL AGREEMENTS

4.1. Intentionally Deleted

4.2. Employee and Benefit Matters

4.2.1. Schedule 4.2.1 contains a list of employees who are actively employed by the Company (including individuals on vacation, short-term disability or similar leave but excluding those persons on long-term disability leave) on the date hereof who the parties agree and acknowledge will be treated as employees of the Company for purposes of this Agreement, which such Schedule 4.2.1 shall be amended as of the Closing Date to include such employees employed in positions at the Company as of the Closing Date (“Company Employees”). Schedule 4.2.1 shall also include the amount of accrued sick leave, flex time and vacation time for each of the Company Employees. From and after the Closing Date, Parent shall have the right to terminate any or all of Company Employees at will or to continue the employment of any or all of Company Employees with the Company upon terms and conditions acceptable to Parent in Parent’s sole and absolute discretion. The Buyer shall provide the Company with written notification at least three (3) days prior to the Closing Date of any Company Employee who will be terminated as of the Closing Date. Any Company Employee who accepts employment with the Company as of the Closing Date shall hereinafter be referred to as a “Transferred Employee.” The Company and RMO shall retain and satisfy any and all responsibility, and Parent shall have no liability or responsibility whatsoever, for any and all claims, liabilities and obligations, whether contingent or otherwise, relating to (i) any current, former or retired employee of the Company who is not a Transferred Employee, including, without limitation, any unpaid salary, wages, bonuses or other compensation or severance pay or benefits, (ii) any Transferred Employee arising out of or relating to any period, or otherwise incurred, prior to the Closing Date, including, without limitation, any unpaid salary, wages, bonuses or other compensation or severance pay, benefits or group health care coverage required by Section 4980B of the Code or Section 601 of ERISA, and (iii) the Company Plans (such claims, liabilities and obligations, collectively the “Retained Employee Liabilities”). Parent shall have no obligation to continue the employment of any Transferred Employee for any period following the Closing Date, and may terminate the employment of any Transferred Employee at will. Parent shall not receive assets from, nor be required to assume any of the liabilities of, the Members Plans.

4.2.2. On the Closing Date, Parent shall assume all liabilities relating to each Transferred Employee’s unused flexible holiday, vacation and sick time, if any. Schedule 4.2.1 shall be amended within three (3) days prior to the Closing to reflect current accrued sick leave, flex time and vacation time.

4.3. Guaranties or Bonds

4.3.1. After the date hereof and prior to the Closing, RMO shall not, and shall cause the Company not to, without the prior written consent of Parent, (a) enter into, issue or obtain any Guaranty or Bond (each individually, a “New Guaranty or Bond”), or (b) amend or otherwise modify any Guaranty or Bond; provided, however, that Parent shall not unreasonably withhold, delay or condition its consent to any New Guaranty or Bond which is entered into in the Ordinary Course of Business, and Parent shall not unreasonably withhold, delay or condition its consent to any amendment or other modification of any Guaranty or Bond in the Ordinary Course of Business if such amendment or other modification would not result in a breach of any provision of this Agreement; and

4.3.2. RMO shall promptly provide Parent with a true and correct copy of any New Guaranty or Bond or amendment or other modification to a Guaranty or Bond.

4.4. Agreement Not to Solicit Employees

Unless otherwise consented to in writing by Parent, the Company and RMO agree that during the Restricted Period, neither RMO, the Company nor any Non-Company Affiliate will solicit or hire away any Transferred Employee.

4.5. Insurance Claims

The Company shall be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims with a date of occurrence prior to the Closing, and hereby releases Parent and its Affiliates of any responsibility or liability therefor. Parent shall be solely responsible for the administration and, to the extent applicable, payment of any Property and Casualty Claims with a date of occurrence on or after the Closing, and hereby releases the Company of any responsibility or liabilities therefor. For purposes hereof, “Property and Casualty Claims” shall mean workers’ compensation, auto liability, general liability, products liability, professional liability, fiduciary liability, pollution liability and director and officer liability claims relating to the business of the Company and claims for damages caused to facilities of the Company generally insured under causes-of-loss – special form property and boiler and machinery insurance coverage, in each case including reported claims and incurred but not reported claims. The Company shall be solely responsible for the administration and payment of all costs associated with claims for workers’ compensation and other occupational health or injury claims of employees of the Company prior to the Closing Date and for any claim filed subsequent to the Closing Date made in connection with any injury, event or occurrence taking place prior to the Closing Date.

4.6. Accounts Receivable

4.6.1. All Accounts Receivable for sales prior to the Closing Date belong to the Company although such accounts may be actually paid to and received by the Buyer on or after the Closing Date. On the day immediately prior to the Closing Date, the Company shall provide the Buyer with the most current listing of Accounts Receivable, showing the names and addresses of the customers, type of payment method and most current balances. In addition, the Company shall provide the Buyer with an updated copy of such listing within a week after the Closing Date, and the Buyer shall provide the Company with reasonable access during normal business hours to the applicable Accounts Receivable records. The Company shall have the sole responsibility for preparing the listing of open Accounts Receivable belonging to the Company. The Buyer’s sole responsibility under this Section 4.6.1 is to (i) pay or deliver to the Company all amounts it receives with respect to the Accounts Receivable belonging to the Company within five (5) business days after receipt and (ii) provide the Company (with the Company’s assistance) with a reasonable accounting of such receipts showing the customer’s name, address and amount and date of each receipt. Under no circumstance shall the Buyer have any obligation to exercise collection efforts against any customer with respect to any Accounts Receivable belonging to the Company. If any amount is disputed between the Company and any such customer, the Company shall notify the Buyer of the dispute and provide the Buyer a detailed explanation of the amount and reason for any discrepancy and dispute in which case the Buyer shall have the right to participate in all discussions in an effort to help resolve any disputes prior to the Company sending any formal demands or taking any formal collection actions. If any customers incorrectly make payments or direct deposits to an account of the Company for sales by the Business after the Closing, the Company shall inform the Buyer of the payments or deposits received by the Company and the Company shall remit the full amount of such payments or deposits to the Buyer within five (5) business days after receipt.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND RMO REGARDING THE COMPANY

The Company and RMO jointly and severally represent and warrant to Parent that:

5.1. Organization and Good Standing of the Company; Foreign Qualifications

5.1.1. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, USA, and has all requisite limited liability company power and authority to carry on its business as such business is currently conducted.

5.1.2. The ownership, leasing or operation of the Company’s assets or the conduct of its business as currently conducted does not require license, registration or qualification to do business as a foreign limited liability company.

5.1.3. The Company has heretofore made available to Parent true, correct and complete copies of the Organizational Documents, as amended to the date hereof, of the Company.

5.2. Capitalization of the Company

5.2.1. As of the date of this Agreement, the Company has 100 membership interests issued and outstanding. The interests of the Company (i) constitute all of the issued and outstanding membership units of the Company, (ii) are validly authorized and issued, fully paid, and nonassessable, and (iii) will as of Closing be owned beneficially and of record as set forth in Schedule 5.2.1. No interests of the Company were issued in violation of any preemptive, right of first refusal or other subscription rights of any member of the Company or any other Person, and all interests of the Company were offered and sold in compliance with all applicable federal, state and critical securities Laws. There are no outstanding options, warrants, calls, commitments or plans by the Company to issue any additional membership interests, or to pay any cash distribution, or to purchase, redeem or retire any outstanding membership interests, nor are there outstanding any securities or obligations which are convertible into or exchangeable for membership interests. There are no membership appreciation rights, phantom units or similar rights in existence with respect to the Company. No Person other than the members of the Company listed on Schedule 5.2.1 own or otherwise have any rights to any securities of the Company.

5.2.2. The Company does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture, limited liability company or partnership, association or other legal entity.

5.3. Financial Statements; Undisclosed Liabilities

5.3.1. Attached hereto as Schedule 5.3.1 are true, correct and complete copies of the Financial Statements which have been generated in accordance with the books and records of the Company. Except as set forth in Schedule 5.3.1, the Financial Statements (a) have been prepared in material accordance with GAAP and (b) fairly and accurately present in all material respects the financial position and the results of operations of the Company as of the dates and for the periods indicated in accordance with GAAP.

5.3.2. The Company does not have any material liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for the liabilities and obligations of the Company (a) disclosed or reserved against in the Financial Statements, (b) set forth in Schedule 5.3.2 or (c) incurred or accrued in the Ordinary Course of Business since March 31, 2012.

5.4. Taxes

Except as provided in Schedule 5.4: (a) the Company has timely extended or filed all Tax Returns known to the Company to be required to be filed for the Company and all such Tax Returns are true, correct and complete in all material respects, (b) the Company has paid, and until the Closing Date will, within the time and in the manner prescribed by Law, pay (or have established adequate reserves reflected in the Financial Statements for), all Taxes due or claimed to be due with respect to the operations of the Company, (c) the Company has withheld all amounts required to be withheld from payments to employees and other third parties and have remitted such amounts to the appropriate taxing authority in accordance with applicable Laws, (d) the Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document (other than normal requests to extend the time for filing a Tax Return) extending or waiving or having the effect of extending or waiving the period for assessment of any Tax that is due with respect to a Tax Return that the Company is required to file, (e) no federal, state, local or foreign Tax Audits or other administrative proceeding, discussions or court proceedings are presently in progress or threatened with regard to any Tax Returns of the Company and (f) there are no Liens or assessments or claims (whether pending or threatened) for the payment of Taxes upon the Assets of the Company. The Company is treated for federal Income Tax purposes as “disregarded as an entity separate from its owner” pursuant to Section 301.7701-3(b)(1)(ii) of the treasury regulations of the Code.

5.5. Tangible Personal Property

5.5.1. The Tangible Personal Property described in Schedule 5.5.1 included among the Purchased Assets have been maintained and/or installed in good and workmanlike manner, are in good operating condition and repair, except for reasonable wear and tear in ordinary usage, and are suitable for the business of the Company. The Purchased Assets constitute all of the assets necessary to conduct the Business as presently conducted. All of the Purchased Assets are in the possession of the Company.

5.5.2. There is no inventory included among the Purchased Assets.

5.5.3. All of the Accounts Receivable shown on the Financial Statements arose in the Ordinary Course of Business in connection with bona fide transactions. Schedule 5.5.3 reflects the procedures the Company uses to collect its Accounts Receivable.

5.6. Enforceability; Authority; No Conflict; No Consents

5.6.1. This Agreement and the other documents, instruments and agreements to be entered into by the Company and RMO pursuant hereto (the “Ancillary Agreements”), constitutes the legal, valid and binding obligations of the Company and RMO, enforceable against them in accordance with its terms. The execution, delivery and performance by RMO and the Company of this Agreement and the Ancillary Agreements do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate (a) any provision of the Organizational Documents of the Company or RMO or (b) any resolution adopted by the members of the Company.

5.6.2. Each of the Company and RMO has the full right, power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform their respective obligations under this Agreement and the Ancillary Agreements and such actions have been duly authorized by all necessary action by the Company and RMO.

5.6.3. Neither the execution and delivery of this Agreement or any other agreement entered into pursuant hereto nor the consummation of the transactions contemplated by this Agreement will (a) violate any Law to which each of the Company and RMO is subject, (b) result in the imposition or creation of any Lien upon or with respect to any of the Purchased Assets or (c) not constitute an occurrence of a Default or require the consent or approval of any Person under any provision of any Acquired Contract to which the Company is a party or by which he is bound.

5.7. Absence of Changes

Since December 31, 2011 through the Effective Date, the Company has not, except as set forth in Schedule 5.7 or in the Ordinary Course of Business:

(a) transferred, assigned or conveyed any of the Purchased Assets;

(b) suffered any material destruction, damage or loss to any of the Purchased Assets (casualty or other), whether or not covered by insurance;

(c) except as described in Schedule 5.12 or Schedule 3.2, entered into any Acquired Contract;

(d) except as described in Schedule 5.12 or Schedule 3.2, terminated or amended or suffered the termination or amendment of, failed to perform in all material respects its obligations under, or suffered or permitted any Default to exist under, any Acquired Contract or Permit;

(e) caused or consented to the imposition of a Lien on any of the Purchased Assets;

(f) incurred or assumed any indebtedness for borrowed money or issued any debt security except as set forth in Schedule 5.12;

(g) waived any material right of the Company or cancelled any debt or claim held by the Company;

(h) made any loan to any officer, director, employee or member of the Company;

(i) increased, directly or indirectly, the compensation paid or payable to any officer, director, employee or agent of the Company except in accordance with Section 3.2(k) hereof;

(j) hired or fired any employees of the Company or changed any such employee’s terms or conditions of employment except in accordance with Section 3.2 hereof;

(k) delayed or postponed the payment of any accounts payable or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable or taken any actions or omitted to take any actions with the intent or the purpose of altering such accounts or notes from the Ordinary Course of Business;

(l) made any changes to the Company’s Organizational Documents;

(m) failed to maintain the Company’s corporate existence;

(n) changed the relationship with or terminated any customer of the Company;

(o) changed any of the prices charged with respect to the customer of the Company or the Acquired Contracts;

(p) made any changes in the accounting methods or practices of the Company;

(q) taken or suffered any other act that may reasonably be expected to cause or result in a Material Adverse Effect;

(r) received any adverse ruling or denial of any request by any Governmental Authority; or

(s) agreed to do any of the foregoing items of this Section 5.7.

5.8. Material Claims

Except as set forth in Schedule 5.8, there is no litigation, suit, action, proceeding or claim pending or, to the knowledge of the Company or the Company’s counsel, any basis therefore or threat thereof against the Company that would be reasonably expected to result in a Material Adverse Effect on the Company or Assets. Except as set forth in Schedule 5.8, there is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding with respect to the Agreement or against the Company or any of the Assets.

5.9. Permits; Compliance With Laws

5.9.1. Except as set forth in Schedule 5.9 and for Environmental Matters, which are addressed exclusively in Section 5.17, to the Company’s knowledge the Company possesses all Permits that are required under applicable Law for the ownership or operation of the business of the Company as currently conducted, to the Company’s knowledge all such Permits are in full force and effect, and to the Company’s knowledge the Company is in compliance with all of the terms and conditions of such Permits. No proceeding is pending or, to the Company’s knowledge, threatened seeking the revocation, cancellation, non-renewal or limitation, in whole or in part, of any such Permit. The Company has not received any written notice from any Governmental Authority alleging violation of any applicable Law.

5.9.2. Except for Environmental Matters, which are addressed exclusively in Section 5.17, the Company and RMO have complied in all material respects with all applicable Laws to which they are subject, including but not limited to Ohio Revised Code Section 1705.31 captioned “Contracts Involving Members, Managers or Officers.” No investigation or review by any Governmental Authority, based on an alleged violation of any applicable Law is pending or, to the knowledge of the Company, threatened, against the Company or RMO, nor has any Governmental Authority indicated to RMO or the Company an intention to conduct the same at any time after the date hereof.

5.10. Real Property

The Company does not own any fee simple interest or hold a leasehold interest in any real property.

5.11. Intellectual Property; Software

5.11.1. Schedule 5.11.1 sets forth a list of all issued Patents and registered copyrights, trademarks, service marks, trade names, domain names and applications therefore owned or licensed by the Company and currently used in conducting its business in the United States or any foreign country, and the annual licensing fee to be paid by the Company for the use of such Intellectual Property, if any. The Company owns, or has the license or right to use in the United States and in any foreign country in which its conducts business, all Intellectual Property currently used and necessary to conduct the business of the Company as presently conducted, in each case in the United States and in each foreign country where the Company uses such Intellectual Property.

5.11.2. Schedule 5.11.2(a) sets forth a list of all Software owned or licensed by the Company, and Schedule 5.11.2(b) sets forth a list of all Software owned or licensed by any Non-Company Affiliate, which is currently used in conducting any Company business in the United States or any foreign country. Schedules 5.11.2(a) and 5.11.2(b) also set forth the annual licensing fee owed by the Company to utilize said Software. The Company owns, or has the license or right to use all such Software currently used and necessary to conduct the business of the Company as presently conducted, in each case in the United States and in each foreign country where the Company uses such Software.

5.11.3. To the knowledge of the Company, (a) no Third Party is infringing upon, violating or interfering with or otherwise engaging in the unlawful appropriation of any right, title, interest of or the goodwill associated with any Intellectual Property which is owned by any Company, (b) the Company is not infringing upon, violating or interfering with or otherwise engaging in the unlawful appropriation of any right, title, interest of or the goodwill associated the intellectual property of any Third Party and (c) within the last three years no Company or any of the Affiliates has brought or threatened a claim against any Third Party alleging that or otherwise has reason to believe that any Intellectual Property owned by any Company or any of the Affiliates is being infringed upon, violated or interfered with or unlawfully appropriated.

5.12. Company Contracts

5.12.1. Schedule 5.12 sets forth a true, correct and complete list, as of the date hereof, of all Contracts to which the Company is a party (collectively, the “Company Contracts”).

5.12.2. As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of all written Company Contracts. Each Company Contract is in full force and effect, and is valid and binding on the Company, the other parties thereto, and is enforceable against the Company and the other parties thereto in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, applicable equitable principles or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally. Except as set forth in Schedule 5.12, to the Company’s knowledge, the Company has performed all obligations required to be performed by them to date under such Company Contract, and neither the Company nor, to the knowledge of the Company, any other party thereto is in Default under such Company Contract, nor to the Company’s knowledge does any condition exist that with notice or lapse of time would constitute a Default thereunder. No surety bond or letter of credit that constitutes a Company Contract has been called or drawn upon.

5.12.3. With respect to any Assumed Contracts that are not by their terms assignable or cancelable within thirty (30) days without penalty or consent, the parties agree that The Company will use its best efforts to obtain the other party’s written consent to assign each such Assumed Contract to the Buyer prior to Closing, but if such consent is not obtained, then the Company (i) will deliver possession of any personal property that is the subject of that Assumed Contract to the Buyer at the Closing for the Buyer’s use and benefit and (ii) will not terminate, and will continue to comply with the terms of that Assumed Contract, for the remainder of the term of that Assumed Contract. In such case, the Buyer shall pay the amounts due under each such Assumed Contract directly to the customer or lessor or shall advance to the Company the funds necessary for each payment on that Assumed Contract, and upon receipt the Company will immediately deliver such payments as required by that Assumed Contract. The Buyer shall be responsible for the full amount owed under each Assumed Contract (including late payment penalties, fees and interest (but only if caused by the Buyer, and if caused by the Company then the Company shall be pay such late penalties, fees and interest) in respect to such properties for the remaining term of that Assumed Contract.

5.13. Labor Matters

Except as set forth on Schedule 5.13, within the last three (3) years, (a) the Company has not been the subject of any union activity, nor has there been any strike of any kind called against the Company, nor has there been any lockout or work stoppage involving the Company and (b) the Company has not violated any applicable federal, state or provincial Law relating to labor or labor practices. Except as set forth on Schedule 5.13, the Company is not a party to any collective bargaining agreement.

5.14. ERISA and Related Matters

5.14.1. Schedule 5.14 sets forth a true, correct and complete list, as of the date hereof, of all Company Plans. The Company has made available to Parent true, correct and complete copies of the most recent summary plan descriptions, if any, with respect to the Company Plans.

5.14.2. The Company does not contribute or have any obligation to contribute, and have not within six (6) years prior to the date of this Agreement contributed or had an obligation to contribute, to a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a Benefit Plan (other than a Members Plan) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

5.14.3. With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is not a Company Plan, and which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6) years prior to the date of this Agreement, by the Company or any corporation, trade, business, or entity under common control with the Company, within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA, to the Company’s knowledge: (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

5.14.4. In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or to the knowledge of the Company will be made hereunder, under any agreement contemplated herein, or under any Company Plan that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

5.15. Guaranties or Bonds

Schedule 5.15 sets forth a true, correct and complete list, as of the date hereof, of all Guaranties or Bonds.

5.16. Employees

The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Except as set forth on Schedule 5.16, the Company does not have any written or oral contract with any individual currently engaged, or previously engaged, in the business of the Company as an employee, independent contractor or otherwise. Schedule 5.16 sets forth a true, correct and complete list, as of the date(s) set forth therein, of the names, position and initial employment date of all current employees of the Company. No changes in such base pay for such employees have been promised or authorized by the Company except as described in Schedule 5.16. Except as set forth in Schedule 5.16, there are no loans or other obligations payable or owing by the Company to any officer, director or employee of the Company, except salaries, wages, vacation pay, bonuses and salary advances and reimbursement of expenses incurred and accrued in the Ordinary Course of Business, nor are any loans or debts payable or owing by any such individuals to the Company, nor has the Company guaranteed any of such individuals’ respective loans or material obligations. The Company is not (a) delinquent in the payment to any of its employees or independent contractors any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or consultants or any Taxes or any penalty for failure to comply with any of the foregoing or (b) liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practices). The Company and RMO are not aware and the Company and RMO have not received notice that any employee or independent contractor of the Company intends to terminate his or her employment relationship or engagement with the Company. The Company and RMO not aware and the Company and RMO have not received notice that any employee, director or officer of the Company are obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (a) the performance of the Person’s duties as an employee, director or officer of the Company or (b) the business of the Company as conducted or proposed to be conducted. Between the Effective Date and the Closing Date, no more than twenty percent (20%) of the total employees engaged by the Company shall have resigned, been terminated for any reason, or had their working hours materially reduced except in the Ordinary Course of Business.

5.17. Environmental Matters

Except as set forth in Schedule 5.17:

5.17.1. the Company and its operations are in material compliance with all applicable Environmental Laws;

5.17.2. the Company is not subject to any pending or to the Company’s knowledge threatened claim, action, suit, investigation, inquiry or proceeding under any Environmental Law and there is no such action proposed or threatened;

5.17.3. all Permits, if any, required to be obtained by the Company under any Environmental Law in connection with its operations as they are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained by the Company, are in full force and effect on the date hereof and the Company has complied in all material respects with all such Permits;

5.17.4. no real property formerly owned or leased by the Company in connection with the operations of the Company has been contaminated with any Hazardous Substances during or prior to such period of ownership or operation which could reasonably be expected to result in liability relating to or requiring any remediation under the applicable Environmental Laws;

5.17.5. no Company is subject to any order, decree, injunction or other arrangement with any Governmental Authority or any agreement with any third party pursuant to which any Company is indemnifying any third party for liability under any Environmental Laws; and

5.17.6. the Company has provided to Parent all environmental site assessment reports, studies and related documents in the possession of the Company relating to environmental matters in connection with operation of the Assets.

5.18. Insurance Coverage

Schedule 5.18 sets forth a true, correct and complete summary of all Company Insurance Policies applicable to the Company and any surety bonds (if applicable) covering the Company, the Assets, the business of the Company, and the employees of the Company, other than any such insurance policies related to Benefit Plans. There is no claim by the Company pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. There is no claim under pending under any such policies or bonds that has been denied by the underwriters of such policies and bonds and is still being asserted by the insured. All premiums due and payable under such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms and conditions of all such policies and bonds. To the knowledge of the Company, there is no threatened termination of such policies and bonds.

5.19. Governmental Filings: No Violations

5.19.1. Except as disclosed on the attached Schedule 5.19, to the Company’s knowledge no notices, reports or other filings are required to be made by RMO or the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or RMO from, any Governmental Authority in connection with the execution and delivery of this Agreement by the Company and RMO and the consummation of the transactions contemplated hereby.

5.19.2. Subject to the filings, registrations, consents, approvals, permits, authorizations and/or notices referred to in Schedule 5.19, the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute or result in (i) a breach or violation of any provisions of the Organizational Documents of the Company, (ii) a breach or violation of any Law of any Governmental Authority by which the Company is bound or (iii) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of a Lien on the assets of any Company (with or without notice, lapse of time or both) pursuant to, any Contract binding upon any Company.

Except as disclosed on the attached Schedule 5.19, the Company does not need to provide any notice to, or obtain any Permits from any Governmental Authority for the consummation of the transactions contemplated by this Agreement.

5.20. Investment

The Company is receiving the Parent Common Stock as the Purchase Price pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and has made, independently and without reliance on Parent (except to the extent that each has relied upon the representations and warranties of Parent contained herein), its own analysis of Parent Common Stock, and has had reasonable and sufficient access to such documents and other information and materials as it considers appropriate to make its necessary evaluation. The Company is acquiring Parent Common Stock solely for its own account for investment and not with a view to or for the distribution thereof. The Company acknowledges that Parent Common Stock to be issued to it in connection with this Agreement is not registered under the Securities Act and that such Parent Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom. The Company is able to bear the economic risk of the investment in Parent Common Stock pursuant to this Agreement, and has sufficient knowledge and experience in financial and business matters in that it is capable of evaluating the merits and risks of the acquisition of Parent Common Stock, and is able to financially bear the risk thereof.

5.21. Gratuitous Payments

Neither the Company nor any of the members of the Company, executives, independent contractors or employees of the Company nor any agents acting on behalf of or for the benefit of the Company, directly or indirectly, has (a) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, suppliers or third party payors of the Company or potential customers or suppliers of the Company in order to obtain business from such customers or suppliers, other than standard pricing or discount arrangements consistent with proper legal and business practices, (b) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer, third party payor, supplier, source of financing, landlord, sub-tenant, licensee or anyone else other than in connection with promotional or entertainment activities consistent with proper legal and business practices, (c) made, or has agreed to make, or is aware that there has been made, or that there is any agreement to make, any illegal political contribution or gift, or any contributions, payments or gifts of its funds or property to, or for the private use of, any governmental official, employee or agent, where either the contribution, payment or gift or the purpose of such contribution, payment or gift is illegal under the laws of the United States, or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment or gift was made, (d) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason or (e) made, or has agreed to make, or is aware that there has been made, or that there is any agreement to make, any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payments. No notice or claim inconsistent with the representations in this Section 5.21 has been received by the Company.

5.22. Disclosures

Neither this Agreement, nor any other agreement entered into pursuant to the transactions contemplated by this Agreement, nor any schedule, exhibit, report, document, certificate or instrument prepared by and furnished by the Company or RMO to Parent or its counsel in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading except to the extent that any such statement or omission will not be reasonably likely to have a material effect on the business, financial condition, prospects, or operation of the Company or Assets.

5.23. Litigation

Except as set forth in Schedule 5.8, there is no action, suit or proceeding at law or in equity against the Company or RMO pending, or to the knowledge of the Company, threatened, which (a) relates to or involves uninsured amounts of more than Five Thousand Dollars ($5,000), (b) seeks to restrain, delay prohibit the transactions contemplated by this Agreement or (c) is reasonably likely to have a Material Adverse Effect. Neither the Company nor RMO has been permanently or temporarily enjoined or barred by order, judgment or decree limiting the Company or RMO from engaging in the Business, or requiring the Company or RMO to take, or refrain from taking, action with respect to the Business. To the knowledge of the Company or RMO, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any proceeding described in this Section 5.23.

5.24. Intentionally Deleted

5.25. Regulatory Matters

None of the Assets of the Company are subject to the regulations of the Federal Energy Regulatory Commission. As of the date hereof, the Company (a) does not have rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to the Courts or (b) is not a party to any proceeding before a Governmental Authority or on appeal from orders of a Governmental Authority which, in each case, has resulted or would reasonably be expected to result in orders have a Material Adverse Effect.

5.26. Affiliate Transactions

Except as set forth in Schedule 5.26, no Affiliate of the Company is involved in any business arrangement or relationship with the Company pertaining to the Business and no such Affiliate owns any property or right, tangible or intangible, that is used in the operation of the Business.

5.27. Sufficiency of Assets

Except as set forth in Schedule 5.27, the equipment, Intellectual Property, Company Contracts, and Permits owned, leased, or licensed by the Company constitute (i) substantially all of the equipment, Intellectual Property, Company Contracts, and Permits used by the Company for the conduct of its business as conducted immediately prior to Closing and (ii) all of the assets necessary to conduct the Business as conducted immediately prior to Closing.

6.	INTENTIONALLY DELETED

7.	REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to RMO and the Company that:

7.1. Organization and Standing

Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio.

7.2. Corporate Power and Authority; Enforceability

Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each and every other agreement, document and instrument to be executed, delivered and performed by Parent in connection herewith have been duly authorized and approved by all requisite corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent, and, on the Closing Date, all other agreements to be entered into by Parent pursuant hereto will have been duly and validly executed and delivered by Parent. This Agreement is, and each and every agreement, document and instrument provided for herein to be executed and delivered and to which Parent is a party will be, when executed and delivered by the parties thereto, valid and binding on Parent, and enforceable against Parent in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.

7.3. No Violation or Conflict by Parent

Except as set forth in Schedule 7.3, the execution, delivery and performance by Parent of this Agreement and each and every other agreement, document and instrument to be entered into by Parent pursuant hereto do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or violate any provisions of the articles of incorporation or the code of regulations of Parent, or constitute an occurrence of Default or require the consent or approval of any Person under any provision of any contract or agreement to which Parent is a party or by which it is bound.

7.4. Parent Governmental Approvals

Except as set forth in Schedule 7.4, the execution, delivery and performance by Parent of this Agreement, and the other documents, instruments and agreements to be entered into by Parent pursuant hereto, do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate any consent, judgment, order or decree or any rule or regulation of any Governmental Authority to which Parent or any Affiliate of Parent is a party or is subject to, (b) require of Parent or any Affiliate of Parent a filing or registration with any Governmental Authority, or (c) require Parent or any Affiliate of Parent to obtain any consent, approval, Permit, certificate or order of any Governmental Authority under applicable Law or by any applicable consent, judgment, order or decree or any applicable rule or regulation of any Governmental Authority.

7.5. Litigation Against Parent

There is no litigation, suit, action, proceeding, claim or investigation pending or, to the knowledge of Parent, proposed or threatened against Parent that (a) affects Parent or any Affiliate of Parent and could, individually or in the aggregate, if pursued or resulting in a judgment against Parent or such Affiliate, reasonably be expected to materially adversely affect the ability of Parent to consummate the transactions described herein, or (b) seeks restraint, prohibition, or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Authority or arbitrator outstanding against Parent with respect to this Agreement.

7.6. Knowledge of Inaccuracies

Parent shall promptly notify RMO and the Company if at any time prior to the Closing Parent acquires knowledge of any inaccuracy in any of the representations made by RMO in this Agreement, provided, however, that Parent’s failure to inform RMO shall not be considered a breach hereunder.

7.7. Investigations

Parent acknowledges that it has been furnished with and has an opportunity to read this Agreement to which it is a party and all materials relating to the Company and the Assets that have been requested by Parent. Parent further acknowledges that it has been given ample opportunity to ask questions and request information of, and receive answers from the Company concerning the Company and the Assets, including but not limited to information relating to the business, finances, operations and prospects of the Company.

7.8. “As Is” Condition

THE BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND RMO SET FORTH IN THIS AGREEMENT, THE SCHEDULES TO THIS AGREEMENT, THE UPDATED SCHEDULES, IF ANY, AND THE ANCILLARY AGREEMENTS AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, (A) THE BUYER IS ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND (B) NEITHER THE COMPANY NOR RMO IS MAKING, AND THE BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY, THE PURCHASED ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Parent for purposes of consummating the transactions contemplated by this Agreement and such other transactions:

8.1. Representations True at the Closing

The representations and warranties made by RMO and the Company in this Agreement shall be true and correct in all material respects when made, and immediately prior to the Closing with the same force and effect as though such representations and warranties had been made as of such time.

8.2. Covenants of RMO

RMO and the Company shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by them respectively on or prior to the Closing pursuant to the Agreement, and a duly authorized officer of the Company, and RMO himself shall have delivered to Parent a certificate in the form attached hereto as Exhibit A dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 8.1.

8.3. No Injunction, Etc.

No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened by any Person other than Parent or any Affiliate of Parent before any court or Governmental Authority to enjoin, restrain, or prohibit the consummation of the transactions contemplated hereby, or which is likely to materially and adversely affect the value of the Business or the Purchased Assets.

8.4. Consents, Approvals and Waivers

Parent’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by (a) the special committee of the board of directors of Parent, the board of directors of Parent (other than Richard M. Osborne in his individual capacity, Thomas J. Smith and Gregory J. Osborne), and approval by Parent’s shareholders, (b) the board of directors of Parent shall have received a customary opinion of an independent financial advisor that the transactions contemplated by this Agreement are fair, from a financial point of view, to Parent’s shareholders and such fairness opinion shall not have been revoked, rescinded or amended, (c) all Governmental Authorities whose approvals are required by Law, (d) Sun Life Assurance Company of Canada and Parent’s or Parent’s Affiliates’ lenders, but only if such approvals are required under the applicable documents, and (e) all of the Company’s lenders whose approval is required under any applicable loan documents. Parent shall have received a true, correct and complete copy of each consent, approval, waiver and agreement required to be obtained by the Company and RMO no later than the Closing pursuant to Section 3.3. The Company’s and RMO’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all Governmental Authorities whose approvals are required by Law, except for any such approval which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of RMO and the Company to consummate the transactions contemplated by this Agreement and the transactions described herein.

8.5. Consents for Acquired Contracts

The Company shall obtain any such consents or waivers that are necessary to transfer and assign the Acquired Contracts to the Buyer as contemplated in this Agreement.

8.6. Absence of Material Adverse Effect

No Material Adverse Effect that is not as of the Effective Date disclosed in a schedule shall have occurred between the Effective Date and the Closing Date.

8.7. Termination of Certain Contracts

The Company shall provide Parent with verification that the Contracts contained in Schedule 8.7 are null, void and of no further force and effect.

8.8. Due Diligence

The Buyer shall completed such due diligence investigation of the Company and the Business, assets, liabilities, prospects and financial condition as it deems necessary, proper, convenient or desirable in its sole and absolute discretion and, on completion of such investigation, all such matters shall be satisfactory to the Buyer in its sole and absolute discretion. In connection with Buyer’s due diligence investigation, RMO and the Company shall have fully cooperated with the Buyer and shall have made available to the Buyer and its accountants, attorneys, lenders, employees, officers and other representatives, all records, books of account, documents and information which the Buyer, its agents, representatives, attorney, accountants, investors or lenders may from time-to-time request in connection with the Buyer’s due diligence investigation.

9.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by the Company for purposes of consummating the transactions contemplated by this Agreement and such other transactions:

9.1. Representations True at Closing

The representations and warranties made by Parent in this Agreement shall be true and correct in all material respects when made, and immediately prior to the Closing with the same force and effect as though such representations and warranties had been made on and as of such time.

9.2. Covenants of Parent

Parent shall have duly performed in all material respects all of the covenants, acts and undertakings to be performed by it on or prior to the Closing pursuant to the Agreement, and a duly authorized officer of Parent (other than RMO) shall have delivered to the Company a certificate in the form attached hereto as Exhibit B dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 9.1.

9.3. No Injunction, Etc.

No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened by any Person other than the members of the Company , the Company or any Non-Company Affiliate before any court or Governmental Authority to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby.

9.4. Consents, Approvals and Waivers

The Company’s and RMO’s execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been approved by all Governmental Authorities, including the Regulatory Approval. Either (i) RMO and the Company shall have received a true, correct and complete copy of each consent, approval, waiver and agreement required to be obtained by RMO and the Company no later than the Closing pursuant to Section 3.3, or (ii) if RMO and the Company were unable to obtain such consent, approval, waiver or agreement after having complied with their obligations under Section 3.3, RMO shall have obtained for, or provided Parent with, in a form reasonably acceptable to Parent, the economic practical benefit to Parent as if such consent, approval, waiver or agreement had been received.

10.	TRANSACTIONS AT CLOSING

10.1. Transactions at Closing

At the Closing, each of the following shall occur:

10.1.1. The Company’s and RMO’s Performance. At the Closing, RMO and the Company shall deliver to Parent each of the following:

10.1.1.1. An executed bill of sale and assignment (in such form attached as Exhibit C) and such other deeds, bills of sale, instruments of assignment, certificates of title and other instruments and documents as may be reasonably necessary, to transfer to the Buyer good and marketable title to all of the Purchased Assets free and clear of all Liens;

10.1.1.2. Possession of the Purchased Assets;

10.1.1.3. All Permits relating to the Purchased Assets that by their terms are assignable and that the Buyer has agreed to assume;

10.1.1.4. Satisfactory proof of removal of all UCC financing statements filed pursuant to the Uniform Commercial Code in all applicable jurisdictions and satisfactory proof of removal of all judgments and other Liens, if any;

10.1.1.5. Evidence satisfactory to the Buyer of any consents or notices required under the Acquired Contracts;

10.1.1.6. The accounts receivable listing required by Section 4.6.1;

10.1.1.7. the certificate of RMO as described in Section 8.4;

10.1.1.8. evidence of the consents, approvals, waivers and agreements described in Section 8.4 in a form reasonably satisfactory to Parent;

10.1.1.9. copies of the each of the Ancillary Agreements to which RMO or the Company are parties, duly executed and delivered by RMO or the Company, as applicable;

10.1.1.10. certificates of existence or good standing of the Company, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its formation and the jurisdictions in which it is qualified to do business;

10.1.1.11. all books and records relating to the operation of the Company, including but not limited to all such electronic records, files, ledgers and other documentation reasonably required by Parent in connection with the ongoing operation of the Company;

10.1.1.12. certificate by RMO as trustee of the Richard M. Osborne Trust as to the full force and effect of the agreement governing the Richard M. Osborne Trust;

10.1.1.13. Secretary or Assistant Secretary certified copies of resolutions of the approval of the transactions contemplated by this Agreement by the requisite members of the Company pursuant to the Company’s Organizational Documents; and

10.1.1.14. Such other evidence of performance of all covenants and satisfaction of all conditions required of RMO or the Company by this Agreement, at or prior to the Company, as the Buyer may reasonable require.

10.1.2. Parent’s Performance. At the Closing, Parent shall deliver to RMO and the Company each of the following:

10.1.2.1. The Initial Payment by issuance of shares of Parent Common Stock which shall bear a restrictive legend in accordance with the Securities Act;

10.1.2.2. the certificate of the duly authorized officer of Parent described in Section 8.2;

10.1.2.3. certificates of existence or good standing of Parent and the Acquisition Sub, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its incorporation;

10.1.2.4. Secretary or Assistant Secretary certified copies of resolutions of the board of directors of Parent approving the transactions contemplated by this Agreement;

10.1.2.5. Secretary or Assistant Secretary certificates of incumbency for the officers of Parent who sign on behalf of Parent this Agreement and any other documents, instruments or agreements to be entered into by Parent pursuant hereto;

10.1.2.6. copies of the each of the Ancillary Agreements to which Parent is a party, duly executed and delivered by Parent; and

10.1.2.7. such other evidence of the performance of all covenants and satisfaction of all conditions required of Parent by this Agreement, at or prior to the Closing, as the Company may reasonably require.

11.	SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION

11.1. Survival of Representations, Warranties and Agreements

11.1.1. All representations, warranties, covenants, indemnities and obligations made or undertaken by the Company and RMO in this Agreement are material, have been relied upon by Parent and shall survive the Closing hereunder as set forth in Section 11.5, and shall not merge in the performance of any obligation by any party hereto.

11.1.2. All representations, warranties, covenants, indemnities and obligations made or undertaken by Parent in this Agreement are material, have been relied upon by RMO and shall survive the Closing hereunder as set forth in Section 11.5, and shall not merge in the performance of any obligation by any party hereto.

11.2. Agreements to Indemnify Parent Indemnitees

11.2.1. Subject to the other provisions of this Section 11, each of the Company and RMO jointly and severally hereby agree to indemnify and hold harmless Buyer, each Affiliate of Buyer, their respective directors and officers, and their respective successors and assigns (collectively, “Parent Indemnitees”), from and against any and all liability, obligation, loss, Lien, damage, injury, cost and expense (including reasonable attorneys’ fees and costs and expenses related thereto) (collectively, “Losses”) suffered or incurred by any Parent Indemnitee arising from: (a) any breach of any indemnity, covenant, representation or warranty of RMO or the Company contained in this Agreement, (b) any misrepresentation in the certificate delivered at the Closing pursuant to Section 8.2, (c) the Members Plans, (d) all Excluded Liabilities; (e) any Scheduled Claim, which claims the parties acknowledge and agree that the Company and RMO have acknowledged their duty to defend in accordance with Section 11.6.2 and, thereby, the Company and RMO have a right to control the defense of in accordance with the provisions of Section 11.6.2; (f) the Excluded Assets; (g) the Business or prior to the Closing Date; (h) the Purchased Assets on or prior to the Closing Date or (i) any fraud, willful misconduct or bad faith by the Company or RMO.

11.2.2. For all purposes of this Section 11, after the Closing, any Loss suffered or incurred by the Acquisition Sub arising from any breach of any indemnity, covenant, representation or warranty by RMO or the Company, as applicable, referenced in Section 11.2.1 shall be deemed suffered and incurred by Parent for purposes of such Section 11.2.1 and, and Parent shall be entitled to seek indemnification under such Section 11.2.1 against RMO or the Company, as applicable, for any such Loss.

11.3. Agreements to Indemnify the Company Indemnitees

Subject to the other provisions of this Section 11, Parent hereby agrees to indemnify and hold harmless the Company, its Affiliates, their respective directors and officers, and their respective successors and assigns (collectively, the “Company Indemnitees”), from and against all Losses suffered or incurred by any of the Company Indemnitees arising from: (a) any material breach of any indemnity, covenant, representation, or warranty of Parent contained in this Agreement, (b) any misrepresentation in the certificate delivered at the Closing pursuant to Section 9.2, or (c) all Assumed Liabilities.

11.4. Recoveries

The determination of the amount of any Loss for purposes of this Section 11 shall take into account the amount of insurance proceeds payable with respect thereto pursuant to any Third Party insurance policy, but only to the extent such amounts are actually paid to the Indemnified Party.

11.5. Survival

11.5.1. All claims by a Parent Indemnitee for indemnification pursuant to this Section 11 resulting from breaches of representations or warranties herein shall be forever barred unless the Company and RMO are notified:

11.5.1.1. in the case of a claim based upon a breach of Section 5.4, Section 5.14 or Section 5.17 within thirty (30) days following the expiration of the statutory period of limitations related to such matters (including any extensions thereof); or

11.5.1.2. in the case of a claim based upon a breach of Section 5.1, Section 5.2, Section 5.6, Section 5.26 or any claim based on fraud, the period under which a claim may be brought shall continue indefinitely; or

11.5.1.3. in all other cases resulting from breaches of representations or warranties within eighteen (18) months after the Closing Date; provided that if written notice for a claim of indemnification has been given by Parent pursuant to Section 11.6.1 on or prior to the last day of the foregoing 18-month period, then the obligation of the Company to indemnify any Parent Indemnitee pursuant to this Section 11 shall survive with respect to such claim until such claim is finally resolved.

11.5.2. All claims by a Company Indemnitee for indemnification pursuant to this Section 11 resulting from breaches of representations or warranties herein shall be forever barred unless Parent is notified within eighteen (18) months after the Closing Date; provided that if written notice for a claim of indemnification has been given by the Company on behalf of any Company Indemnitee pursuant to Section 11.6.1 on or prior to the last day of Company Indemnitee pursuant to this Section 11 shall survive with respect to such claim until such claim is finally resolved; provided, further, however, that claims based upon a breach of the first three sentences of Section 7.2 may be brought at any time within the statute of limitations that applies to such claim or claims.

11.6. Notice and Defense of Actions

The obligations and liabilities of each Indemnifying Party hereunder shall be subject to the following terms and conditions:

11.6.1. Notice. Except with respect to any Scheduled Claim, the Indemnified Party shall give written notice to the Indemnifying Parties promptly after it becomes aware of any claim, action or proceeding (each, an “Action”) as to which indemnity may be sought under this Section 11; provided that in any event, the Indemnified Parties shall give written notice of an Action within thirty (30) days after being served with the related process or legal proceeding. Such notice shall state the nature and basis of such claims or events and the amounts thereof, to the extent known, and shall attach copies of any complaint, demand or arbitration notice received by the Indemnified Party. Such notice shall be given in accordance with Section 13.1. The failure of the Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of any obligation under this Section 11 only if and to the extent that such failure materially prejudices the ability of the Indemnifying Party to defend such Action, and such failure shall in no event relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party otherwise under this Section 11.

11.6.2. Defense of Actions.

11.6.2.1. (a) Except with respect to any Scheduled Claim, in the event that the Indemnifying Parties acknowledge in writing a duty to defend with respect to such Action, the Indemnifying Parties shall have the right, at their expense, to control the defense of any such Action. If the Indemnifying Parties wish to control the defense of such Action, they shall deliver written notice thereof to the Indemnified Parties within thirty (30) days after receipt of the notice described in Section 11.6.1. After such notice, the Indemnifying Parties shall engage independent internal or external legal counsel (and reasonably acceptable to the Indemnified Parties) to assume the defense of such Action; provided, however, that the Indemnified Party may also participate in such defense, at its own expense; and provided, further, that any Indemnifying Party shall not be entitled to assume the defense or control of any Action if (i) the Indemnifying Party fails to acknowledge its duty to defend as set forth in the preceding sentence, (ii) the Indemnified Party agrees, in writing, to assume the defense of such Action and forego any indemnity claimed under this Section 11, (iii) in the reasonable opinion of legal counsel for the Indemnified Party, such Action involves the potential imposition of a criminal liability on the Indemnified Party, its directors, officers, employees or agents, (iv) in the reasonable opinion of legal counsel for the Indemnified Party, an actual or potential conflict of interest exists where it is advisable for such Indemnified Party to be represented by separate legal counsel, or (v) with respect to Parent only, failure to stay the enforcement of such Action will result in the imminent risk of sale, forfeiture or loss of all or any material portion of the Assets or a material disruption in the operation of the acquired business. In the circumstances identified in the foregoing subsections 11.6.2(a)(i) through (v), the Indemnified Party shall be entitled to control and assume responsibility for the defense of such Action, at the cost and expense of the Indemnifying Party. The Indemnifying Party may, in any event, participate in such proceedings at its own cost and expense.

(b) With respect to any Scheduled Claim, the Company shall have the right and obligation, at its expense, to control the defense of such Scheduled Claim. Parent also may participate in such defense, at its own expense. The Company shall have the right to select and engage legal counsel (which shall be reasonably acceptable to Parent if selected and engaged after the date of this Agreement) to assume the defense of such Scheduled Claim.

11.6.2.2. The Indemnifying Party, in the defense of any such Action, shall have the right in its sole discretion to settle such Action only if (a) settlement involves only the payment of money and execution of appropriate releases of the Indemnified Party and its Affiliates, as the case may be, (b) there is no finding or admission of any violation of Law or violation of the rights of any Person by the Indemnified Party or its Affiliates, as the case may be, and (c) the Indemnified Party or its Affiliates, as the case may be, will have no liability with respect to such compromise or settlement. Otherwise, no such Action shall be settled or agreed to without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned). If the Indemnified Party withholds, delays or conditions its consent in an unreasonable manner, the Indemnified Party shall not be entitled to indemnification under this Section 11 for any Loss in excess of the amount for which the Action could reasonably have been compromised but for such withholding, delay or conditioning of consent.

11.6.2.3. Except with respect to any Scheduled Claim, in the event that the Indemnifying Parties shall not agree in writing to assume the defense of such Action or in the event the Indemnified Party assumes control of such Action pursuant to Section 11.6.2, the Indemnified Parties may engage legal counsel acceptable to them to assume the defense and may contest, pay, settle or compromise any such Action on such terms and conditions reasonably acceptable to the Indemnified Parties. If the Indemnifying Parties are obligated to indemnify the Indemnified Parties in respect to such Action under this Agreement, the fees and expenses of such counsel retained by the Indemnified Parties shall constitute litigation expenses subject to indemnification under this Section 11.

11.6.2.4. In the defense of any Action, regardless of who is in control, the Indemnified Parties and the Indemnifying Parties shall fully cooperate in good faith in connection with such defense and shall cause their legal counsel, accountants and Affiliates to do so, and shall make available to the other party all relevant books, records, and information (in such Person’s control) during normal business hours, and shall furnish to each other, at the Indemnifying Party’s expense, such other assistance as the other party may reasonably require in connection with such defense.

11.7. Exclusive Remedy

Except for (a) remedies that cannot be waived as a matter of law, (b) remedies available for breaches under Section 13.2, (c) claims seeking equitable relief (including injunctive relief or specific performance) or (d) claims based on fraud, the indemnification obligations under this Section 11 shall be the sole and exclusive remedies of the parties hereto with respect to any breach of any representation, warranty, covenant, indemnity, or agreement under this Agreement or any certificate delivered pursuant hereto by any party hereto, except that nothing contained herein shall be construed as limiting or impairing the rights and remedies that the parties hereto may have at equity for injunctive relief and specific performance, including such equitable remedies with respect to enforcement of rights and obligations under Sections 2, 3.4.2, 4.3, 4.4 and 4.5.

11.8. Treatment

All indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price.

12.	TERMINATION

12.1. Method of Termination

This Agreement constitutes the binding and irrevocable agreement of the parties hereto to consummate the transactions contemplated hereby subject to the terms and conditions contained herein, the consideration for which is the covenants set forth in Sections 2, 3 and 4, and expenditures and obligations incurred and to be incurred by Parent, on the one hand, and by the Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

12.1.1. By the unanimous written consent of the Company and Parent, notwithstanding prior approval (if any) by Parent or the Company;

12.1.2. If any condition to the Closing under Sections 8 and 9 has not been satisfied (or waived) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, the Company may terminate this Agreement by written notice given to Parent if the Company has neither (a) proximately contributed to the occurrence of the failure to satisfy the conditions set forth in Sections 8 and 9 by such date, nor (b) failed to use its commercially reasonable efforts to satisfy the conditions set forth in Sections 8 and 9;

12.1.3. If any condition to the Closing under Sections 8 and 9 has not been satisfied (or waived) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, Parent may terminate this Agreement by written notice given to the Company if Parent has neither (a) proximately contributed to the occurrence of the failure to satisfy the conditions set forth in Sections 8 and 9 by such date, nor (b) failed to use its commercially reasonable efforts to satisfy the conditions set forth in Sections 8 and 9; or

12.1.4. By either the Company or Parent if (a) there shall be any Law that makes consummation of the transactions contemplated herein illegal or otherwise prohibited; or (b) any judgment, injunction, order or decree permanently enjoining any of the parties hereto from consummating the transactions contemplated herein is entered and such judgment, injunction, order or decree shall become final and non-appealable.

12.1.5. Notwithstanding anything in this Section 12.1 to the contrary, no party hereto that is in breach of a material obligation under this Agreement shall be entitled to terminate this Agreement except with the prior written consent of the other party hereto.

12.2. Termination Fee

12.2.1. The Parent shall promptly pay to the Company a fee of $100,000 (the “Termination Fee”) in the event that the Parent terminates the Agreement within one (1) year from the Effective Date provided that (a) the Agreement is not terminated pursuant to Section 12.1 and (b) the Company or RMO has not breached any representation or warranty contained in this Agreement, which cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company or RMO of such breach. Notwithstanding any provision of this Agreement to the contrary, the payment of the Termination Fee shall constitute liquidated damages and be the sole remedy of RMO and the Company.

12.2.2. RMO and the Company, jointly and severally, shall promptly pay to the Parent a Termination Fee in the event that the RMO or the Company terminates the Agreement within one (1) year from the Effective Date provided that (a) the Agreement is not terminated pursuant to Section 12.1 and (b) the Parent has not breached any representation or warranty contained in this Agreement, which cannot be or has not been cured within thirty (30) days after the giving of written notice to the Parent of such breach. Notwithstanding any provision of this Agreement to the contrary, the payment of the Termination Fee shall constitute liquidated damages and be the sole remedy of the Parent.

12.3. Procedure and Effect of Termination

12.3.1. In the event of a termination by any party pursuant to and in accordance with Section 12.1, such terminating party shall give prompt written notice thereof as provided therein to the other party, and the transactions contemplated hereby shall be abandoned and terminated, without further action by any of the parties hereto, except as provided in Section 12.3.12.

12.3.2. In the event of a termination pursuant to Section 12.1:

12.3.2.1. All filings, applications and other submissions relating to the consummation of the transactions contemplated herein shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made; and

12.3.2.2. No party hereto, or any of its Affiliates, nor any shareholder, member, partner, director, officer, employee, or agent of any such party or any of its Affiliates, shall have any liability or further obligation to any other party hereto or any of its Affiliates, nor to any shareholder, member, partner, director, officer, employee, or agent of such other party or any of its Affiliates pursuant to this Agreement, except (a) that the provisions of Sections 3.4.2, 12.2, 12.33, 13.2, and 13.3 (and associated defined terms) shall survive any such termination and not be extinguished thereby; provided that the provisions of Section 3.4.2 shall terminate on the later of the second anniversary of such termination or the date the Confidential Information loses its status as a trade secret or no longer qualify as confidential under applicable Law; and (b) any party hereto nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other party hereto of any agreement, covenant, indemnity, representation or warranty contained in this Agreement that occurs prior to the termination; and for purposes thereof, the parties agree that the Company shall preserve and retain all of its rights, powers, privileges and remedies, at law or in equity, in connection with the termination of the Contracts contained in Schedule 8.7, including without limitation, the right to bring causes of action for breach of such Contracts.

13.	GENERAL PROVISIONS

13.1. Notices

All notices, demands and requests hereunder by any party hereto to the other party hereto shall be in writing, and shall be delivered by hand, nationally recognized overnight courier, facsimile, or registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

13.1.1. If to RMO or the Company:

Richard M. Osborne

8500 Station St., Suite 113

Mentor, OH 44060

Facsimile No. (440) 255-8645

13.1.2. If to Parent:

Gas Natural Inc.

P.O. Box 2229

Great Falls, MT 59403

Attn: Kevin Degenstein, President and Chief Operating Officer

Facsimile No.: (406) 791-7560

and copies to legal counsel to Parent:

Kohrman Jackson & Krantz PLL

1375 E. Ninth Street

One Cleveland Center

Twentieth Floor

Cleveland, Ohio 44114

Attn: Marc C. Krantz

Facsimile No.: (216) 621-6536

and copies to the independent committee of board of directors of Parent:

McCarthy, Lebit, Crystal & Liffman Co., L.P.A.

101 West Prospect Avenue, Suite 1800

Cleveland, Ohio 44115-1088

Attn: Andrew Perry

Facsimile No. (216) 696-1210

13.1.3. If delivered by hand or nationally recognized overnight courier, the day on which a notice, demand or request is delivered shall be the date on which such delivery is made, if delivered by facsimile, the day upon which sender receives from its facsimile machine the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to the sender that the recipient has received the facsimile message shall be the date on which such delivery is made (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), and, if delivered by mail, the day on which such notice, demand or request is received shall be the date of delivery; provided that a notice given in accordance with this Section 13.1 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed to be received on the next Business Day in that place.

13.1.4. Any party hereto may change its address or facsimile number specified for notices herein by designating a new address or facsimile number for notices by notice to the other party in accordance with this Section 13.1.

13.2. Brokers

13.2.1. Parent represents and warrants to RMO and the Company that no investment banker, broker or finder has acted for Parent in connection with this Agreement or the transactions. Parent hereby agrees to indemnify and hold harmless RMO, the Company and their respective Affiliates against any fee, loss or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by Parent or any of its Affiliates in connection with this Agreement or the transactions contemplated herein.

13.2.2. RMO and the Company represent and warrant to Parent that no investment banker, broker or finder has acted for RMO or the Company or any of their Affiliates in connection with this Agreement or the transactions contemplated herein. The Company and RMO hereby agree to indemnify and hold harmless Parent, any Affiliate of Parent, and, after the Closing, the Company against any fee, loss or expense arising out of any claim by any investment banker, broker or finder employed or alleged to have been employed by RMO, the Company or any of their Affiliates in connection with this Agreement or the transactions contemplated herein.

13.3. Expenses

All expenses incurred by a party hereto in connection with or related to the authorization, preparation, negotiation and execution of this Agreement and the Closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, legal counsel, accountants and other technical consultants employed by such party, shall be borne solely and entirely by the party that has incurred the same (except as otherwise expressly provided herein).

13.4. Further Assurances

Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

13.5. Attribution of Knowledge

With respect to any representation or warranty set forth in this Agreement or any other agreements, certificates or instruments delivered pursuant hereto that is expressly qualified by: (a) the phrase “to the knowledge of the Company” or “to the best knowledge of the Company” and variations thereof when used with respect to the Company shall refer to matters actually known, and not constructively known, to any of the officers of the Company and the other individuals listed on Schedule 13.5(a); and (b) the phrase “to the knowledge of Parent” or “to the best knowledge of Parent” and variations thereof when used with respect to Parent shall refer only to matters actually known, and not constructively known, to any of the individuals listed on Schedule 13.5(b). Without limiting the foregoing, a matter shall be deemed to be “actually known” by an individual listed on Schedule 13.5 if such individual has received written notice of such matter.

13.6. Waiver

Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

13.7. Assignment; Binding Effect; No Third-Party Beneficiaries

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this contract to a subsidiary without RMO’s or the Company’s consent, but in such case Parent shall provide RMO and the Company with written notice of such assignment. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No provision of this Agreement or any agreement referenced herein shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the parties to this Agreement or such referenced agreement, as the case may be, except for Sections 11.2 and 11.3, which are intended to benefit and be enforceable by any of the Parent Indemnitees or the Company Indemnitees, respectively.

13.8. Headings

The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. References to any “Section” herein (such as “Section 5”) shall be construed to include a reference to all subsections thereunder (i.e., 5.1, 5.1.1, ... 5.5, 5.6 ... etc).

13.9. Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the parties hereto relating to the transactions contemplated hereby or the subject matter herein.

13.10. Modifications

Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such modification, amendment, change, waiver, discharge or termination is sought.

13.11. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regards to the principles of conflicts of laws thereof.

13.12. Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.13. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution by facsimile signature shall be deemed to be, and shall have the same effect as, execution by original signature.

13.14. Exhibits and Schedules Incorporated

All Exhibits and Schedules attached hereto are incorporated herein by reference. The section numbers in the Schedules correspond to the section numbers in this Agreement; provided, however, that any information disclosed in the Schedules under any section number shall be deemed to be disclosed and incorporated in any other section of this Agreement where such disclosure is made with such specificity, or in such a context, that it is reasonably apparent that such disclosure is applicable to such other section numbers. Prior to the Closing Date, the Company and RMO shall supplement or amend the Schedules with respect to any matter relating to the subject matter thereof hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules. No supplement or amendment of any Schedule made pursuant to this Section 13.14 shall be deemed to cure any breach of, or expand or limit the scope of, or otherwise modify or affect any representations or warranty made in this Agreement unless the parties agree thereto in writing unless the omitted item is an obligation, liability or other matter which occurred or was incurred by the Company in the Ordinary Course of Business.

13.15. Joint Preparation

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.16. Performance by Affiliates

Any obligation of any party hereto owed to any other party hereto under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

13.17. Consent to Jurisdiction; Waivers of Trial by Jury

Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof or thereof brought by another party hereto or its successors or assigns may be brought and determined in the United States District Court, Northern District of Ohio and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 13 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 13.17. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

[Signatures On The Following Page]

IN WITNESS WHEREOF, each party hereto has caused this Asset Purchase Agreement to be executed on its behalf, all as of the day and year first above written.

The Company:

JOHN D. OIL AND GAS MARKETING COMPANY, LLC

/s/ Richard M. Osborne
Richard M. Osborne, Managing Member

/s/ Richard M. Osborne
Richard M. Osborne, Trustee

Parent:

GAS NATURAL INC.

By:	/s/ Kevin J. Degenstein
Kevin J. Degenstein, President